UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 16, 2008

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9330 BALBOA AVENUE, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)       Appointment of New Director

On December 16, 2008, the Board of Directors (the “Board”) of Jack in the Box Inc. (the “Company”) appointed David L. Goebel as a member of the Board.

Mr. Goebel is a member of the U.S. Faculty of Mentors for Merryck & Co., a worldwide business mentoring firm that offers services exclusively for CEOs by CEOs.  Mr. Goebel has 35 years of experience in the retail, food service and hospitality industries, and served as chief executive officer of Applebee’s International, Inc. from 2006 until November 2007. There is no arrangement or understanding pursuant to which Mr. Goebel was appointed as a director and there are no related party transactions between the Company and Mr. Goebel. The Board has appointed Mr. Goebel to membership on the Compensation Committee and Nominating and Governance Committee.

For service as a non-management director during fiscal 2009, Mr. Goebel will receive an annual cash retainer of $50,000 and Committee membership retainer of $7,500 for membership on the Compensation Committee and $5,000 for membership on the Nominating and Governance Committee. Under the Company’s Deferred Compensation Plan for Non-Management Directors, directors may elect to defer payment of all or any part of their director retainers.  Mr. Goebel will receive a stock option grant for 24,000 shares under the Jack in the Box 2004 Stock Incentive Plan vesting 100 percent on the one-year anniversary of the grant date. Mr. Goebel and the Company will also enter into the Company’s standard form of Directors Indemnification Agreement, the form of which is attached to the Company’s Form 10-K for the fiscal year ended September 29, 2002, as Exhibit 10.11.

On December 16, 2008, the Company issued a news release on Mr. Goebel’s appointment to the Jack in the Box Inc. Board of Directors, which is furnished as Exhibit 99.1 and is attached to this Form 8-K.

Item 9.01     Exhibits.

(d) Exhibits
Exhibit No.	Description

99.1	David L. Goebel Joins Jack in the Box Inc. Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.
By:	/s/ JERRY P. REBEL
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)
Date: December 16, 2008